Exhibit 99.1

JOINT FILING AGREEMENT

This confirms the agreement by and among the undersigned that the Statement on Schedule 13D filed on or about this date and any amendments thereto filed on or after this date (collectively, the “Statement”) with respect to the beneficial ownership by the undersigned of the shares of Class B Common Stock of Golden State Vintners, Inc., a Delaware corporation, is being filed on behalf of each of the undersigned.

Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities and Exchange Act of 1934, as amended, each person on whose behalf the Statement is filed is individually eligible to use the schedule on which the information is filed, each person on whose behalf the Statement is filed is responsible for the timely filing of such Statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein and such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in two or more counterparts by each of the undersigned, each of which, taken together, shall constitute one and the same instrument.

Dated: February 25, 2004

Jeffrey B. O’Neill

/s/ Jeffrey B. O’Neill

Paul Violich

/s/ Paul Violich

Hank Uberoi

/s/ Hank Uberoi

Sterling Management Trust

/s/ Peter Sterling

By: Peter Sterling
Its: Sole Trustee

Peter Mullin

/s/ Peter Mullin

Scott Seligman

/s/ Scott Seligman

Doug Bratton

/s/ Doug Bratton

William Hallman

/s/ William Hallman